August 4, 1997



Mr. Steven L. Vick
President
Sterling House Corporation
453 S. Webb Road, Suite 500
Wichita, KS 67207

Dear Steven:

The purpose of this letter is to propose that Nationwide Health Properties, Inc. ("Nationwide") provide financing (the "Transaction" or "Transactions") for 9 completed assisted living facilities (collectively "Properties" or individually "Property") a listing of which is found in exhibit A. This financing would be in the form of the acquisition/leases. Based on the information available to us and subject to the conditions precedent contained in this letter, Nationwide is prepared to enter into the Transaction under the following salient terms.

Prior Approval
Each Property will be subject to prior approval by Nationwide in its sole discretion as to site, land acquisition costs, plans, budget contracts, and other customary matters as well as completion of due diligence procedures satisfactory to Nationwide.

Buyer
Nationwide.

Tenant
Sterling House Corporation or its affiliates.

Purchase Price
Actual direct and indirect land and construction costs (excluding developers profit) not to exceed approximately $25,000,000 in the aggregate.

Guarantors and Cross-Defaults
Sterling House Corporation, all Properties.

Lease Term
Initial lease term to expire 12 years from closing the Transaction; 4 renewals of 10 years each at the option of Tenant.

Transaction Costs
Nationwide and Tenant will pay their respective ancillary transaction costs. Nationwide will pay for environmental, survey, and site inspection, and its own legal costs up to a reasonable level.

Cost Advance
Upon acceptance of the terms of this proposal, Tenant will provide Nationwide a Cost Advance of $25,000. Cost Advance will be credited to first month's rent upon closing the Transaction. If Nationwide's board of directors does not approve the transaction, Cost Advance will be refunded in full. If the Transaction fails to close for any other reason, Cost Advance will be refunded net of Nationwide's actual out-of-pocket costs incurred in connection with the Transaction.

Acquisition Fee
A 1 1/4% Acquisition Fee will be paid to NHP at closing on all Transactions.

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Minimum Rent
From site acquisition through completion, Prime; thereafter 325 basis points over the 10-year Treasury rate determined as a 20-day average 3 days prior to closing.

Additional Rent
Additional Rent equal to CPI increases.

Rent Deferral
Rent for the first four months following completion will be deferred and amortized over the initial lease term.

Security Deposit
Equal to 4 months Minimum Rent in cash or letter of credit from mutually acceptable bank.

Renewal Rent
Fair market value as of renewal date times 10-year Treasury rate plus 300 basis points; total rent may not decrease from the prior year; renewals will be "all-or-none".

Total Rent
Total Rent defined as Minimum Rent plus Additional Rent. In no event will Total Rent in any lease year be less than the Total Rent in the immediately preceding lease year. In no event will the Total Rent increase over Total Rent in the immediately preceding lease year by more than 1.5% in year 2, 2% thereafter.

Financial Covenants
No affirmative financial covenants.

Conditions Precedent
Satisfaction and fulfillment of conditions precedent customary and appropriate for transactions of this type, including but not limited to:

 	Examination and acceptance of each Property by Nationwide;

 	Approval of each Property and each transaction by Nationwide's board of directors;

 	Satisfaction of Nationwide with the material terms and conditions of all necessary documents including, but not limited to, supporting documentation such as trust agreements, partnership agreements, corporate charters, bylaws, resolutions, certificates, security documents in addition to purchase agreement(s) and lease(s), deed(s) of trust, note(s), mortgage(s), loan agreement(s), and the execution, delivery and, where applicable, public recordation, of all necessary documents;

 	No material adverse change;

 	Accuracy of representations and warranties;

 	Absence of default or other material breach;

 	Satisfaction of Nationwide with the final organization of and structure of each Transaction, the Tenant, Guarantors, and title to respective assets;

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 	Receipt and approval by Nationwide of then current financial statements of the Property, Tenants, and Guarantors. Receipt and approval by Nationwide of evidence satisfactory to Nationwide as to the due formation, power and authority of Tenant, Borrowers, Guarantors, and other parties to each transaction to participate on the transaction; the enforceability of all documents and agreements contemplated hereunder; and the absence of material actions, suits judgments, or proceedings;

 	Repayment of outstanding liens, encumbrances and debt on each Property and satisfaction of Nationwide with unencumbered title thereon. Such title to be insured by ALTA 1970 Form B extended coverage in amount equal to the Purchase Price. Nationwide to receive surveys on each Property;

 	Receipt and approval by Nationwide of satisfactory evidence that each Property has passed all inspections and has received all licenses, permits, access approvals, certificates of need, provider agreements, Medicare, Medicaid and third party payor agreements and other authorizations and approvals as are needed for the operation of each Property as an assisted/independent living facility, personal care facility, adult congregate living facility as the case may be;

 	Receipt and approval by Nationwide of satisfactory Phase 1 Environmental Assessment Reports (or appropriate updates) prepared by qualified experts approved by Nationwide showing no presence or potential presence of hazardous materials in, on, under or around each Property;

 	Receipt by Nationwide of satisfactory certificates of compliance with respect to all material obligations of Tenants, Borrowers and Guarantors as are customary with transactions of this nature;

 	Receipt and approval by Nationwide of certificates of insurance satisfactory to Nationwide naming Nationwide as additionally insured;

 	Receipt by Nationwide of representations and warranties customary and appropriate for transactions of this nature.

This letter is not a commitment. Such a commitment can only be made by Nationwide's board of directors, which has not reviewed the transaction. This proposal is subject to Nationwide purchasing the Properties by December 31, 1997. This proposal is valid through August 10, 1997. We look forward to working with you in the future.

Sincerely,



John J. Sheehan, Jr.
Vice President of Development

JJS/mp

/s/ Steven Vick                 8-6-97
Signature                       Date


Name (printed):   Steven L. Vick

Title:            President

Company:          Sterling House Corporation

















































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Exhibit A

Listing of Assisted Living Facilities and Proposed Closing Dates



Location          Units                 Tenant                    Closing Date

Winter Haven, FL   42     Dorset Development Ltd. Partnership          9/10/97

Jacksonville, FL   42     Gladstone Development Ltd. Partnership       9/10/97

Venice, FL         42     Sheffield Development Ltd. Partnership      10/24/97

Englewood, FL      42     Butley Development Ltd. Partnership         10/31/97

Lehigh Acres, FL   42     Silverstone Development Ltd. Partnership    11/5/97

Hickory, NC        42     Newcastle Development, L.L.C.               11/21/97

Richland County,SC 42     Galwick Development, L.L.C.                 11/21/97

Gainsville, FL     42     Sterling House Corp.                        12/1/97

Palm Coast, FL     42     Sheffield Development                       12/5/97




















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